Exhibit 99.1

Pinnacle Foods Finance LLC Reports Second Quarter Fiscal 2012 Results

Parsippany, NJ, August 9, 2012 - Pinnacle Foods Finance LLC today announced its financial results for the second quarter ended June 24, 2012. Net sales for the quarter decreased 2% to $589 million, compared to net sales of $602 million in the second quarter of 2011. For the first six months of 2012, net sales of $1.21 billion were essentially even with year-ago. The Company reported a net loss in the quarter of $11 million, after giving effect to $19 million of after-tax charges related to restructuring and refinancing, and a net loss in the six-month period of $1 million, after giving effect to $21 million of after-tax charges related to restructuring and refinancing.

Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “We continue to face an especially challenging industry environment, marked by high levels of input cost inflation and weak consumer demand.  Despite these headwinds, we sequentially improved the trend in our gross margin performance and invested in new product innovation, such as our breakthrough Duncan Hines® Frosting Creations™, which enabled us to hold or gain share on brands representing approximately half of our profit contribution.  Further, we continued to improve our debt profile and reduce interest expense by completing a successful refinancing during the quarter.”

Second Quarter 2012
Net sales of $589 million in the second quarter of 2012 decreased 2.2%, compared to net sales of $602 million in the year-ago period. This performance reflected lower volume, partially offset by higher net pricing.

Net sales in our North American retail businesses declined 3% in the second quarter of 2012, largely reflecting the unfavorable impact of the earlier Easter holiday this year and overall softness in the industry. Mrs. Butterworth's® and Log Cabin® syrups rebounded in the quarter, and Vlasic® pickles, Celeste® pizza, Lender's® bagels and Comstock® and Wilderness® pie fillings experienced growth. Birds Eye® vegetables and Birds Eye® Voila!® complete bagged meals each experienced modest sales declines, but gained market share in a very difficult category environment.

Earnings before interest and taxes (EBIT) were $42 million in the second quarter of 2012, after giving effect to $17 million of pre-tax charges related to restructuring and refinancing, compared to EBIT in the second quarter of 2011 of $59 million, which included $17 million of pre-tax charges related to restructuring and a legal settlement. Excluding these charges in both periods, the change in EBIT for the quarter reflected the impacts of the sales decline and higher input cost inflation, which was only partially offset by productivity improvements and net pricing actions. Consolidated EBITDA, as defined in our borrowing agreements, was $85 million in the second quarter of 2012, compared to Consolidated EBITDA of $100 million in the second quarter of 2011. Consolidated EBITDA is defined below under “Non-GAAP Financial Matters."

The Company reported a net loss of $11 million in the second quarter of 2012, after giving effect to approximately $19 million of after-tax charges related to restructuring and refinancing, compared to net earnings of $8 million in the second quarter of 2011, which included approximately $10 million of after-tax charges related to restructuring and a legal settlement. Excluding these charges in both periods, the change in net earnings reflected the decline in EBIT, partially offset by lower interest expense stemming from the Company's refinancing activities and lower debt levels. The tax rate for the second quarter of 2012, excluding discrete items, would be approximately 40%.

First Six Months 2012
Net sales of $1.21 billion in the first six months of 2012 were essentially even with net sales in the first six months of 2011. Net sales in the Company's North American retail businesses decreased 1%.

EBIT was $107 million in the first six months of 2012, after giving effect to $20 million in pre-tax charges related to restructuring and refinancing, compared to EBIT in the year-ago period of $144 million, after giving effect to $21 million in pre-tax charges related to restructuring and a legal settlement.

The Company reported a net loss of $1 million in the first six months of 2012, after giving effect to $21 million in after-tax charges related to restructuring and refinancing. This compares with net earnings in the first six months of 2011 of $28 million, which included $13 million of after-tax charges related to restructuring and a legal settlement. Consolidated EBITDA, as defined in the Company's borrowing agreements, was $175 million in the first six months of 2012, compared to Consolidated EBITDA of $207 million in the first six months of 2011. A detailed reconciliation of Consolidated EBITDA to Net Earnings (Loss) is provided in the tables that accompany this release.

Net cash provided by operating activities in the first six months of 2012 was $68 million, compared net cash provided by operating activities of $95 million in the year-ago period.

Refinancing Activities
In April 2012, in order to extend our debt maturities and reduce our cash interest expense, we amended our Senior Secured Credit Facility to extend the maturity of $641 million of our Tranche B Term Loans by 2 1/2 years to October 2016, to borrow $400 million of Tranche E Term Loans due October 2018, to repay $313 million of Tranche D Term Loans and to extend the maturity of our $150 million revolving credit facility to April 2017. Using the net proceeds of the Tranche E Term Loans, along with available cash, we redeemed all $199 million outstanding of our 10.625% Senior Subordinated Notes. We also repurchased and retired $10 million of our 9.25% Senior Notes in June 2012.

Restructuring Activities
In support of the Company's strategy to enhance its supply chain efficiency and drive down the overall cost of doing business, in May 2012, the Company announced plans to consolidate its Vlasic® pickle production into one plant in Imlay City, Michigan, resulting in the planned closure by year-end of the Company's pickle production facility in Millsboro, Delaware.

Conference Call Information
The Company will host a conference call on Thursday, August 9, 2012 at 2:00PM (ET) to discuss results for the fiscal quarter ended June 24, 2012.

To access the call, interested parties can dial (866) 814-1917 and reference conference name: Pinnacle Foods Q2 Earnings Call. A replay of the call will be available, beginning August 9, 2012 at 5:00 PM (ET) until August 23, 2012, by dialing 1-888-266-2081 and referencing Access Code 1586299.

About Pinnacle Foods Finance LLC
Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of approximately 4,300 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 8 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages Leadership brands such as Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles and Mrs. Butterworth's® and Log Cabin® table syrups and Foundation brands such as Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Comstock® and Wilderness® pie and pastry fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages Leadership brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Fresh like® vegetables, Birds Eye Voila!® complete bagged meals and Van de Kamp's® and Mrs. Paul's® seafood and Foundation brands such as Lender's® bagels,Celeste® pizza, Hungry-Man® dinners and entrées and Aunt Jemima® frozen breakfasts. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian™ Kettle Style Potato Chips, Snyder of Berlin® and Husman's® in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

Contact:
Craig Steeneck
EVP & CFO
Pinnacle Foods Finance LLC
973-541-6622

Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, the successful integration and achievement of estimated future cost savings related to the Birds Eye Foods acquisition, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Quarterly Report on Form 10-Q for the quarter ended June 24, 2012 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

Non-GAAP Financial Matters
The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is important in measuring Adjusted EBITDA in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Adjusted EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating Adjusted under the Senior Secured Credit Facility and the indentures governing the Senior Notes.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

The following table provides a reconciliation from our net earnings to EBITDA and Adjusted EBITDA for the six months ended June 24, 2012 and June 26, 2011 and the fiscal year ended December 25, 2011. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the 8.25% Senior Notes and the 9.25% Senior Notes.

(thousands of dollars)

	Six months ended		Fiscal Year Ended
	June 24, 2012	June 26, 2011	December 25, 2011
Net earnings (loss)	$(1,021)	$27,833	$(46,914)
Interest expense, net	110,038	103,241	208,078
Income tax expense (benefit)	(1,858)	12,634	22,103
Depreciation and amortization expense	42,056	42,902	88,476
EBITDA	$149,215	$186,610	$271,743
Non-cash items (a)	1,599	3,882	152,245
Non-recurring items (as defined) (b)	18,824	14,652	20,264
Other adjustment items (c)	5,570	2,054	5,440
Adjusted EBITDA (unaudited)	175,208	207,198	449,692
Last twelve months Adjusted EBITDA (unaudited)	$417,702

(a)	Non-cash items are comprised of the following:

	Six months ended		Fiscal Year Ended
	June 24, 2012	June 26, 2011	December 25, 2011
Non-cash equity-related compensation charges	$600	$600	$1,151
Unrealized mark-to-market losses resulting from hedging activities	999	1,996	1,608
Goodwill impairment charge (1)	—	—	122,900
Other impairment charge (2)	—	1,286	26,586
Total non-cash items	$1,599	$3,882	$152,245
_________________

(1)	For the fiscal year ended December 25, 2011, represents goodwill impairments on the Breakfast ($51,700), Private Label ($49,700) and Food Service ($21,500) reporting Units.

(2)
For the fiscal year ended December 25, 2011 represents tradename impairments on Aunt Jemima ($23,700), Lenders ($1,200) and Bernstein's ($400), as well as a plant asset impairment on the previously announced closure of the Tacoma, WA facility ($1,286).

(thousands of dollars)

(b)	Non-recurring items are comprised of the following:

	Six months ended		Fiscal Year Ended
	June 24, 2012	June 26, 2011	December 25, 2011
Expenses in connection with an acquisition or other non-recurring merger costs	$1,623	$9,037	$8,771
Restructuring charges, integration costs and other business optimization expenses	5,477	5,004	9,485
Employee severance	933	611	2,008
Other non-recurring items (1)	$10,791	$—	$—
Total non-recurring items	$18,824	$14,652	$20,264

(1) For the six months ended June 24, 2012, represents the premium paid on the redemption of $199.0 million of 10.625% Senior Subordinated Notes and the premium paid on the repurchase and retirement of $10.0 million of 9.25% Senior Notes.

(c)	Other adjustment items are comprised of the following:

	Six months ended		Fiscal Year Ended
	June 24, 2012	June 26, 2011	December 25, 2011
Management, monitoring, consulting and advisory fees paid to Blackstone	$2,346	$2,340	$4,572
Other (1)	3,224	(286)	868
Total other adjustments	$5,570	$2,054	$5,440

(1) For the six months ended June 24, 2012 and the fiscal year ended December 25, 2011, primarily represents the recall of Aunt Jemima product. For the the fiscal year ended December 25, 2011, this also includes a gain on the sale of the Watsonville, CA property. For the six months ended June 26, 2011, represents gain on the sale of the Watsonville,CA property.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands of dollars)

	Three months ended		Six months ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Net sales	$588,595	$602,024	$1,205,520	$1,208,335
Cost of products sold	456,439	460,347	937,687	913,263
Gross profit	132,156	141,677	267,833	295,072
Operating expenses
Marketing and selling expenses	48,204	46,627	92,204	88,458
Administrative expenses	24,126	22,134	44,740	43,130
Research and development expenses	3,327	2,067	5,534	4,061
Other expense (income), net	14,510	11,904	18,196	15,715
Total operating expenses	90,167	82,732	160,674	151,364
Earnings before interest and taxes	41,989	58,945	107,159	143,708
Interest expense	60,527	52,056	110,139	103,383
Interest income	43	63	101	142
Earnings (loss) before income taxes	(18,495)	6,952	(2,879)	40,467
Provision (benefit) for income taxes	(7,935)	(629)	(1,858)	12,634
Net earnings (loss)	$(10,560)	$7,581	$(1,021)	$27,833

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands of dollars)

	June 24, 2012	December 25, 2011
Current assets:
Cash and cash equivalents	$22,719	$151,031
Accounts receivable, net of allowances of $5,988 and $5,440, respectively	153,675	159,981
Inventories	309,677	335,812
Other current assets	9,009	7,549
Deferred tax assets	72,658	71,109
Total current assets	567,738	725,482
Plant assets, net of accumulated depreciation of $235,278 and $205,281, respectively	503,418	501,283
Tradenames	1,604,512	1,604,512
Other assets, net	167,049	178,849
Goodwill	1,441,495	1,441,495
Total assets	$4,284,212	$4,451,621

Current liabilities:
Short-term borrowings	$716	$1,708
Current portion of long-term obligations	26,037	15,661
Accounts payable	127,237	152,869
Accrued trade marketing expense	28,982	35,125
Accrued liabilities	121,940	128,785
Total current liabilities	304,912	334,148
Long-term debt (includes $67,532 and $121,992 owed to related parties, respectively)	2,597,877	2,738,650
Pension and other postretirement benefits	88,844	93,406
Other long-term liabilities	28,073	22,099
Deferred tax liabilities	418,663	417,966
Total liabilities	3,438,369	3,606,269
Commitments and contingencies	—	—
Member’s equity:
Limited liability company interests	—	—
Additional paid-in-capital	697,323	697,352
Retained earnings	199,415	200,436
Accumulated other comprehensive loss	(50,895)	(52,436)
Total member’s equity	845,843	845,352
Total liabilities and member’s equity	$4,284,212	$4,451,621

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands of dollars)

	Six months ended
	June 24, 2012	June 26, 2011
Cash flows from operating activities
Net earnings (loss)	$(1,021)	$27,833
Non-cash charges (credits) to net earnings (loss)
Depreciation and amortization	42,056	42,902
Amortization of discount on term loan	450	603
Amortization of debt acquisition costs	4,835	5,192
Call premium on note redemption	10,785	—
Refinancing costs and write off of debt issuance costs	14,840	—
Amortization of deferred mark-to-market adjustment on terminated swaps	444	1,212
Plant asset impairment charges	—	1,286
Change in value of financial instruments	1,002	1,916
Equity-based compensation charge	600	600
Pension expense, net of contributions	(4,637)	(6,476)
Other long-term liabilities	2,453	(1,913)
Other long-term assets	(470)	78
Deferred income taxes	(2,016)	11,594
Changes in working capital
Accounts receivable	6,306	(7,541)
Inventories	26,341	(1,425)
Accrued trade marketing expense	(6,143)	(11,650)
Accounts payable	(25,038)	21,111
Accrued liabilities	(1,089)	8,323
Other current assets	(2,001)	1,565
Net cash provided by operating activities	67,697	95,210
Cash flows from investing activities
Capital expenditures	(34,699)	(51,606)
Proceeds from sale of plant assets	—	7,900
Net cash used in investing activities	(34,699)	(43,706)
Cash flows from financing activities
Proceeds from bank term loan	396,000	—
Repayments of long-term obligations	(319,444)	—
Repurchase of notes	(219,785)	—
Proceeds from short-term borrowings	815	484
Repayments of short-term borrowings	(1,807)	(1,583)
Repayment of capital lease obligations	(1,815)	(1,074)
Equity contributions	—	543
Repurchases of equity	(629)	(1,006)
Debt acquisition costs	(14,645)	(67)
Change in bank overdrafts	—	429
Net cash used in financing activities	(161,310)	(2,274)
Effect of exchange rate changes on cash	—	211
Net change in cash and cash equivalents	(128,312)	49,441
Cash and cash equivalents - beginning of period	151,031	115,286
Cash and cash equivalents - end of period	$22,719	$164,727

Supplemental disclosures of cash flow information:
Interest paid	$96,899	$96,596
Interest received	101	142
Income taxes (refunded) paid	1,913	(3,796)
Non-cash investing and financing activities:
New capital leases	1,548	505